Exhibit 8.1

Name of Subsidiary	Location	Principal activity	Start of Commercial Operations	Ownership Percentage
				2005	2004	2003	2002
Indosat International Finance Company B.V	The Netherlands	Finance	2005	100.00	—	—	—
Indosat Finance Company B.V	The Netherlands	Finance	2003	100.00	100.00	100.00	—
Satelindo International Finance B.V	The Netherlands	Finance	1996	100.00	100.00	100.00	100.00
Indosat Singapore Pte Ltd	Singapore	Telecommunications	2005	100.00	—	—	—
PT Satelindo Multi Media	Indonesia	Multimedia	1999	99.60	99.60	99.60	99.60
PT Aplikanusa Lintasarta	Indonesia	Data Communication	1989	72.36	69.46	69.46	69.46
PT Artajasa Pembayaran Elektronis[1]	Indonesia	Telecommunications	2000	39.80	45.15	45.15	45.15
PT Indosat Mega Media	Indonesia	Multimedia	2001	99.85	99.85	99.84	99.84
PT Multi Media Asia Indonesia	Indonesia	Multimedia	1997	26.67	26.67	26.67	26.67
Asean Telecom Holding Sdn Bhd	Malaysia	Holding	1995	16.67	16.67	16.67	16.67
Acasia Communictions Sdn Bhd	Malaysia	Telecommunications	1995	14.68	14.68	14.68	14.68
ASEAN Cableship Pte. Ltd	Singapore	Telecommunications	1995	16.66	16.66	16.66	16.66
PT Broadband Multimedia Tbk	Indonesia	Multimedia	1994	5.00	5.00	—	—
PT Padang Golf Bukit Sentul	Indonesia	Golf	1994	18.89	18.89	40.00	40.00
ICO Global Communication Ltd	United States	Telecommunications	1995	0.00867	0.00867	0.00867	0.00867
PT Swadharma Marga Inforindo[2]	Indonesia	Telecommunications	1997	20.00	20.00	20.00	20.00
Camintel SA3	Cambodia	Telecommunications	1995	49.00	49.00	49.00	49.00
PT StarOne Mitra Telekomunikasi	Indonesia	Telecommunications	2006	51.00	—	—	—

Notes:

(1)	PT Aplikanusa Lintasarta holds a 55.0% equity interest in PT Artajasa Pembayaran Elektronis.
(2)	PT Aplikanusa Lintasarta holds a 20.0% equity interest in PT Swdharma Marga Inforindo.
(3)	On August 11, 2005, we entered into an agreement to sell our 49.00% interest in Cambodian Indosat Telecommunications to AZ Communication Co. Ltd of Cambodia for US$1.5 million. On October 27, 2005, we received full payment from the buyer and received the closing confirmation letter from the buyer on June 2, 2006 indicating that the necessary governmental approvals in connection with the transaction had been obtained.